Exhibit 99.1

Sonic Foundry Announces Fiscal 2021 First Quarter Results - Fourth Consecutive Quarter of Net Income

MADISON, Wis. – February 11, 2021 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation and management solutions as well as virtual and hybrid events, today announced consolidated financial results for its fiscal 2021 first quarter ended December 31, 2020.

Fiscal 2021 First Quarter Highlights

•	Total revenues of $9.2 million compared to $8.0 million in the first quarter of 2020, a 14 percent increase
•	Gross margin was $6.8 million, or 74 percent in the firstquarter of 2021 compared to $5.8 million, or 73 percent in the first quarter of 2020
•	Net income attributable to common stockholders of $632,000, or $0.08 per share, compared to a net loss of $(820,000), or $(0.12) per share, in the first quarter of 2020, an improvement of $1.5 million
•	Adjusted EBITDA of $1.3 million for the first quarter of 2021 compared to $(297,000) in the same quarter last year, a 539% improvement
•	Unearned revenue was $10.8 million as of December 31, 2020 and $10.8 million as of December 31, 2019

Fiscal 2021 First Quarter Review

Product revenue was $2.2 million during the first quarter of 2021 compared to $2.1 million in the same quarter last year. Service billings, including support, hosting, events and professional services were $7 million, compared to $6 million in the prior year.  Notably, revenue related to hosting increased 58 percent in the first quarter of 2021 compared to the same quarter last year. These increases in services are indicative of the acceleration in video content creation across the globe. The company expects to recognize $4.4 million of the current unearned revenue in the second quarter of fiscal 2021. Recurring revenue of $6.9 million was 76 percent of total revenue in the first quarter of 2021, compared to $6.3 million, or 78 percent of total revenue, in the first quarter of 2020.

“I’m pleased that our first quarter delivered solid results across several key financial metrics. These results were driven by the informed bold decisions we’ve made to pursue high-demand, high-growth markets and anticipating our client needs in a video-centric world. We continue to maintain positive momentum across several important business segments, including our virtual events platform and Mediasite Video Cloud, two key areas we continue to invest in as we adjust our model to focus on solving new client business issues,” said Joe Mozden Jr., CEO, Sonic Foundry.

“We have seen the use of video for communications and e-learning accelerate exponentially over the past year. As an example, we have clients now viewing Mediasite content one million times per month compared to one million times per year. From just March to September 2020 alone, we saw over 1.4 billion video views. With this prolific amount of video creation and usage comes the need to organize, enhance and secure this ever-growing content, regardless of the source, and ensure users can access it from any location around the world,” Mozden continued. “We are leveraging our worldwide data center architecture to help our clients like University of Bristol deliver their videos anytime where they want it – the board room, a learning management system, anywhere their users are. We are also continuing to see increased demand for our Mediasite Events virtual platform, and our team of experts is creating highly engaging online experiences allowing organizations to continue delivering critical information to their users worldwide. As we plan for the post-COVID environment, our team, with 15 years of experience, is poised to lead our clients into a hybrid event world which we believe will be the future of the meetings and conferences industry.”

“I am even more enthusiastic and confident today than when I joined the team last fall. While we have some challenges ahead, we have a vision and mentality for growth and have the right team in place to drive that growth. We are thinking about our business differently, aligning to our clients’ needs and proudly serving as their trusted partner to help them grow and lead them through the uncertainty,” Mozden concluded.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense as well as severance expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net loss to adjusted EBITDA for the first quarter ended December 31, 2021, and 2020 are included in the release.

About Sonic Foundry®, Inc.

Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions, as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com.

© 2021 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contact:

Nicole Wise, Director of Communications

920.226.0269

nicolew@sonicfoundry.com

Sonic Foundry, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

(Unaudited)

	December 31,	September 30,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$5,845	$7,619
Accounts receivable, net of allowances of $258 & $236	5,260	6,250
Inventories	1,214	1,167
Investment in sales-type lease, current	217	275
Capitalized commissions, current	373	440
Prepaid expenses and other current assets	1,048	1,065
Total current assets	13,957	16,816
Property and equipment:
Leasehold improvements	1,136	1,128
Computer equipment	8,213	7,960
Furniture and fixtures	1,444	1,366
Total property and equipment	10,793	10,454
Less accumulated depreciation and amortization	7,596	7,295
Property and equipment, net	3,197	3,159
Other assets:
Investment in sales-type lease, long-term	78	76
Capitalized commissions, long-term	72	100
Right-of-use assets under operating leases	1,827	2,081
Other long-term assets	499	397
Total assets	$19,630	$22,629
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$891	$2,689
Accrued liabilities	2,374	2,565
Unearned revenue	9,053	10,402
Current portion of finance lease obligations	100	119
Current portion of operating lease obligations	1,482	1,425
Current portion of notes payable and warrant debt, net of discounts	1,038	1,104
Total current liabilities	14,938	18,304
Long-term portion of unearned revenue	1,717	1,736
Long-term portion of finance lease obligations	68	89
Long-term portion of operating lease obligations	344	665
Long-term portion of notes payable and warrant debt, net of discounts	2,399	2,673
Derivative liability, at fair value	71	66
Other liabilities	160	144
Total liabilities	19,697	23,677
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 8,012,279 and 7,965,325 shares issued, respectively and 7,999,563 and 7,952,609 shares outstanding, respectively	80	80
Additional paid-in capital	209,283	209,022
Accumulated deficit	(208,887)	(209,519)
Accumulated other comprehensive loss	(374)	(462)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ deficit	(67)	(1,048)
Total liabilities and stockholders’ deficit	$19,630	$22,629

Sonic Foundry, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2020	2019
Revenue:
Product and other	$2,161	$2,055
Services	7,004	5,960
Total revenue	9,165	8,015
Cost of revenue:
Product and other	813	831
Services	1,598	1,348
Total cost of revenue	2,411	2,179
Gross margin	6,754	5,836
Operating expenses:
Selling and marketing	3,010	3,396
General and administrative	1,198	1,441
Product development	1,741	1,590
Total operating expenses	5,949	6,427
Income (loss) from operations	805	(591)
Non-operating expenses:
Interest expense, net	(29)	(263)
Other expense, net	11	15
Total non-operating expenses	(18)	(248)
Income (loss) before income taxes	787	(839)
Income tax (expense) benefit	(155)	19
Net income (loss)	$632	$(820)
Dividends on preferred stock	—	—
Net income (loss) attributable to common stockholders	$632	$(820)
Income (loss) per common share
– basic	$0.08	$(0.12)
– diluted	$0.08	$(0.12)
Weighted average common shares
– basic	7,963,775	6,736,643
– diluted	8,336,028	6,736,643

Sonic Foundry, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2020	2019
Operating activities
Net income (loss)	$632	$(820)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of other intangibles	19	94
Depreciation and amortization of property and equipment	268	227
Provision for doubtful accounts - including financing receivables	22	9
Stock-based compensation expense related to stock options and warrants	119	52
Deferred loan interest to related party	—	123
Remeasurement loss on derivative liability	5	2
Changes in operating assets and liabilities:
Accounts receivable	1,079	1,137
Inventories	(42)	(351)
Investment in sales-type lease	63	33
Capitalized commissions	95	87
Prepaid expenses and other current assets	45	216
Right-of-use assets under operating leases	285	289
Operating lease obligations	(295)	(289)
Other long-term assets	(91)	5
Accounts payable and accrued liabilities	(2,053)	(136)
Other long-term liabilities	12	(6)
Unearned revenue	(1,431)	(1,090)
Net cash used in operating activities	(1,268)	(418)
Investing activities
Purchases of property and equipment	(287)	(59)
Net cash used in investing activities	(287)	(59)
Financing activities
Payments on notes payable	(368)	(250)
Proceeds from exercise of common stock options	142	—
Payments on finance lease obligations	(41)	(70)
Net cash used in financing activities	(267)	(320)
Changes in cash and cash equivalents due to changes in foreign currency	48	13
Net decrease in cash and cash equivalents	(1,774)	(784)
Cash and cash equivalents at beginning of year	7,619	4,295
Cash and cash equivalents at end of period	$5,845	$3,511
Supplemental cash flow information:
Interest paid	$20	$253
Income taxes paid, foreign	44	81
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	—	36

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended December 31,
	2020	2019
Net income (loss)	$632	$(820)
Add:
Depreciation and amortization	268	227
Income tax expense (benefit)	155	(19)
Interest expense	29	263
Stock-based compensation expense	119	52
Severance	101	-
Adjusted EBITDA	$1,304	$(297)